Exhibit 16.1

November 17, 2011

Securities and Exchange Commission

Division of Corporation Finance

Mail Stop 7010

Washington, DC 20549

Re:

Tactical Air Defense Services, Inc.

Gentlemen:

We refer to the Tactical Air Defense Services, Inc. Form 10-Q for the period ending September 30, 2011 to be filed with the United States Securities and Exchange Commission. We have read “Item 5. Other Information” of such Form 10-Q and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

Malcolm L. Pollard, Inc.

/s/ Malcon L. Pollard, Inc.

By: Malcolm L Pollard, Inc.

Its: President